Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jennie-O Turkey Store Retirement Savings Plan of our reports dated December 5, 2005, with respect to the consolidated financial statements of Hormel Foods Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 30, 2005, and Hormel Foods Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Hormel Foods Corporation, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 3, 2006